Exhibit 10.1

STOCK PURCHASE AND TRANSACTION AGREEMENT

by and between

TRIANGLE CAPITAL CORPORATION

and

BARINGS LLC

DATED AS OF APRIL 3, 2018

STOCK PURCHASE AND TRANSACTION AGREEMENT

STOCK PURCHASE AND TRANSACTION AGREEMENT, dated as of April 3, 2018 (this “Agreement”), by and between Triangle Capital Corporation, a Maryland corporation (“Company”), and Barings LLC, a Delaware limited liability company (“Buyer”). Each of the Company and Buyer may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, the Company is currently an internally managed business development company subject to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (a “BDC” and the “Investment Company Act,” respectively);

WHEREAS, Buyer is currently registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”);

WHEREAS, contemporaneously herewith, the Company and BSP Asset Acquisition I, LLC (“Asset Buyer”) are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Asset Buyer will, immediately prior to closing of the Contemplated Transactions, acquire the Company’s investment portfolio for cash, as described in the Asset Purchase Agreement (the “Asset Purchase”);

WHEREAS, the Parties desire to enter into a series of transactions pursuant to which, following the Asset Purchase, Buyer will (i) enter into the Management Agreements with the Company, (ii) make a payment in cash to the holders of record of issued and outstanding Company Common Stock as of the Closing Date and immediately prior to the Closing, (iii) acquire directly from the Company shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) in a private transaction that is exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D thereunder, and (iv) commit to purchase shares of Company Common Stock in the open market, subject to certain limitations regarding the timing and amount of such purchases, in each case on the terms, and subject to the conditions, set forth in this Agreement (the foregoing (i) through (iv), as more specifically described below, are referred to collectively as the “Contemplated Transactions”);

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that the Contemplated Transactions are advisable and in the best interests of the Company and the holders of Company Common Stock (the “Company Stockholders”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions and to prescribe certain conditions to the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.8(d).

“Administration Agreement” means the Administration Agreement substantially in the form of Exhibit A attached hereto, to be entered into between the Company and Buyer, as administrator, in accordance with Section 2.1.

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the avoidance of doubt, for purposes of this Agreement, (i) Buyer shall not be deemed an “Affiliate” of Asset Buyer or any of Asset Buyer’s Affiliates, and Asset Buyer shall not be deemed an “Affiliate” of Buyer or any of Buyer’s Affiliates, and (ii) no Portfolio Company of the Company shall be deemed to be an “Affiliate” of the Company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means, with respect to a specified Person, any federal, state, local, municipal, or foreign constitution, treaty, law (including the common law), statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), judgment, order, writ, decree or injunction applicable to the specified Person.

“Asset Buyer” has the meaning set forth in the Recitals to this Agreement.

“Asset Purchase” has the meaning set forth in the Recitals to this Agreement.

“Asset Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Asset Purchase Stockholder Approval” means the approval of the Company Stockholders of the Asset Purchase in accordance with the Asset Purchase Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“BB&T” means Branch Banking and Trust Company, in its capacity as administrative agent for the Lenders under the Company Loan Documents, and its successors and permitted assigns in such capacity.

“BDC” has the meaning set forth in Section 2(a)(48) of the Investment Company Act.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Purchased Loan Documents.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Board” means the board of directors of Buyer.

“Buyer Contracts” has the meaning set forth in Section 5.2(b).

“Buyer Disclosure Schedule” means that certain disclosure schedule delivered by Buyer to the Company prior to the execution of this Agreement.

“Buyer Expenses” means an amount equal to Buyer’s documented out of pocket costs and expenses paid or payable to third parties (including legal, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of Buyer or its Affiliates in connection with this Agreement and the Contemplated Transactions including Buyer’s or its Affiliates’ due diligence investigation of the Company and its Subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Contemplated Transactions, but subject to a maximum of $3,000,000. For the avoidance of doubt, in no event shall Buyer Expenses include any internally allocated costs of Buyer.

“Buyer Regulatory Agreement” has the meaning set forth in Section 5.4.

“Buyer Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Claim” means any claim, action, suit or legal, administrative, arbitral or other proceeding, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA Coverage” has the meaning set forth in Section 7.12.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the articles of incorporation of the Company, as amended, supplemented, corrected and/or restated through the date hereof.

“Company Benefit Plans” has the meaning set forth in Section 4.11(a).

“Company Board” has the meaning set forth in the Recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 4.3(a).

“Company Bylaws” means the bylaws of the Company, as amended and/or restated through the date hereof.

“Company Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Company Contracts” has the meaning set forth in Section 4.3(b).

“Company Disclosure Schedule” means that certain disclosure schedule delivered by the Company to Buyer prior to the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 4.11(a).

“Company Financing Documents” means, collectively, the Company Loan Documents, the Indenture, the SBA Debentures, and all other documents that provide for the rights and obligations relating to the Credit Facility, the SBA Debentures and the Retail Notes.

“Company Loan Agents” mean, collectively, BB&T and ING.

“Company Loan Documents” means, collectively, the (i) Third Amended and Restated Credit Agreement, among the Company, Branch Banking and Trust Company, Fifth Third Bank, Morgan Stanley Bank, N.A., ING Capital LLC, Bank of North Carolina, Everbank Commercial Finance, Inc., First Tennessee Bank National Association, Newbridge Bank, Yadkin Bank, CommunityOne Bank, NA, Park Sterling Bank, Paragon Commercial Bank, Raymond James Bank, N.A. and Stifel Bank & Trust, dated May 4, 2015; (ii) First Amendment to Third Amended and Restated Credit Agreement, dated May 1, 2017, among the Company, Branch Banking and Trust Company, ING Capital LLC, Fifth Third Bank, Morgan Stanley Bank, N.A., Bank of North Carolina, EverBank Commercial Finance, Inc., First Tennessee Bank National Association, First National Bank of Pennsylvania, Capital Bank Corporation, Park Sterling Bank, Paragon Commercial Bank, Raymond James Bank, N.A. and Stifel Bank & Trust; (iii) Second Amended and Restated General Security Agreement between the Company, ARC Industries Holdings, Inc., Brantley Holdings, Inc., Energy Hardware Holdings, Inc., Minco Holdings, Inc., Peaden Holdings, Inc., Technology Crops Holdings, Inc. and Branch Banking and Trust Company, dated May 4, 2015; (iv) Second Amended and Restated Equity Pledge Agreement between the Company, ARC Industries Holdings, Inc., Brantley Holdings, Inc., Energy Hardware Holdings, Inc., Minco Holdings, Inc., Peaden Holdings, Inc. Technology Crops Holdings, Inc. and Branch Banking and Trust Company, dated May 4, 2015; (v) Supplement and Joinder Agreement for Triangle Capital Corporation Credit Agreement dated July 31, 2017; (vi) Supplement and Joinder Agreement for Triangle Capital Corporation Credit Agreement dated September 29, 2017; and (vii) each amendment to the foregoing (i) through (vi).

“Company Matters” means, collectively, the approval of (i) the Investment Advisory Agreement in accordance with Section 15 of the Investment Company Act (the “New IMA Matter”), (ii) the approval of the application of the reduced asset coverage requirement in accordance with, and as set forth in, Section 61(a)(2)(D)(i)(II) of the Investment Company Act

(the “Reduced Asset Coverage Matter”), (iii) the issuance of shares of Company Common Stock to Buyer in accordance with, and under the circumstances set forth in, Sections 2.3 and 2.7 hereof to the extent required by any shareholder approval rules or listing standards of any national securities exchange (including the NYSE) that are applicable to the Company (the “Stock Issuance Approval Matter”), (iv) any required proposal relating to “say on pay,” “golden parachutes” and similar matters and (v) any other matters required by Applicable Law to be approved or adopted by the Company Stockholders to effect the Contemplated Transactions and the Asset Purchase.

“Company Regulatory Agreement” has the meaning set forth in Section 4.5(b).

“Company Regulatory Approvals” has the meaning set forth in Section 4.4(a).

“Company Restricted Shares” means each restricted share of Company Common Stock outstanding and not previously forfeited under the Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 4.5(c).

“Company Stock Plan” means the Triangle Capital Corporation Omnibus Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Company Stockholder Meeting” has the meaning set forth in Section 4.4(a).

“Company Stockholders” has the meaning set forth in the Recitals to this Agreement.

“Company Transaction Expenses” means an amount equal to the Company’s and its Subsidiaries’ out of pocket expenses incurred in connection with this Agreement, the Contemplated Transactions, the Asset Purchase Agreement and the Asset Purchase (including, without limitation, all reasonable outside attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses, severance (including any severance triggered but not immediately payable as of the Closing), bonus and other compensation payments, the costs to repay the Company’s and its Subsidiaries’ outstanding indebtedness and the cost of any directors’ and officers’ “tail” insurance policy obtained pursuant to Section 7.5(c)).

“Company Voting Debt” means bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders of the Company may vote.

“Competing Proposal” means any inquiry, proposal or offer made by any Third Party: (a) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company or (ii) any one or more assets or businesses of the Company or its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole; or (b) any other transaction not covered in the foregoing (a) involving a restructuring or any other change in the operations of the Company that would result in the Company converting from an internally managed BDC to an externally managed BDC, whether or not such transaction is coupled with a capital infusion or purchase of shares of the Company, or (c) any liquidation of the Company, in each case other than the Contemplated Transactions and the Asset Purchase.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Contemplated Transactions” has the meaning set forth in the Recitals to this Agreement.

“Continuing Company Employees” means the Company Employees included in a notice to be provided by Buyer to the Company no later than five (5) Business Days prior to Closing.

“Credit Facility” means the credit facility evidenced by the Company Loan Documents.

“Direct Purchase Shares” has the meaning set forth in Section 2.3(a).

“Director Class” has the meaning in Section 8.2(h).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Employment Agreements” has the meaning set forth in Section 4.11(a).

“Environmental Laws” means, collectively, with respect to a specified Person, any and all environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property owned by the specified Person or its Subsidiaries seeking to impose, or that are reasonably likely to result in, any liability or obligation of the specified Person or any of its Subsidiaries arising under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws.

“Equity Governing Documents” means, with respect to a Purchased Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Purchased Equity Interest.

“Equity Interest Schedule” has the meaning set forth in the Asset Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means any knowing or intentional misrepresentation by a Party of a material fact with the intent (i) to deceive the other Party, and (ii) to cause such other Party to rely on such fact, coupled with such other Party’s detrimental reliance on such fact under circumstances that constitute common law fraud under Applicable Law.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 7.5(a).

“Indenture” means, collectively, (i) the Indenture, dated March 2, 2012 between the Company and the Bank of New York Mellon Trust Company, N.A.; (ii) the Second Supplemental Indenture, dated October 19, 2012 between the Company and the Bank of New York Mellon Trust Company, N.A.; and (iii) the Third Supplemental Indenture, dated February 6, 2015 between the Company and the Bank of New York Mellon Trust Company, N.A.

“ING” means ING Capital LLC, in its capacity as multicurrency agent for the Lenders under the Company Loan Documents, and its successors and permitted assigns in such capacity.

“Intellectual Property Rights” means, collectively, all trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, software and other similar rights.

“Interim Pro Forma ICTI” has the meaning set forth in Section 7.14(a)(ii).

“Interim Pro Forma NAV” has the meaning set forth in Section 7.14(a)(ii).

“internal controls” has the meaning set forth in Section 4.6(c).

“Investment Advisers Act” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisory Agreement” means the Investment Advisory Agreement substantially in the form of Exhibit B attached hereto, to be entered into between the Company and Buyer, as investment adviser, in accordance with Section 2.1.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“June 30 Pro Forma ICTI” has the meaning set forth in Section 7.14(a)(i).

“June 30 Pro Forma NAV” has the meaning set forth in Section 7.14(a)(i).

“Lenders” means, collectively, each Person designated as a “Lender” under the Company Loan Documents.

“Liens” means liens, pledges, charges, claims and security interests and similar encumbrances.

“Loan Repayment” has the meaning set forth in Section 2.6(a).

“Management Agreements” means, collectively, the Investment Advisory Agreement and the Administration Agreement.

“Material Adverse Effect” means any occurrence, change, event, effect or development that, individually, or taken together with all other occurrences, changes, events, effects or developments, has or would reasonably be likely to have, a material adverse effect on (a) with respect to the Company, the financial condition, results of operations, assets, liabilities, or business of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this subsection (a), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects attributable to (i) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industry in which the Company and its Subsidiaries operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the Company and its Subsidiaries operate, (iii) actions or omissions taken with the prior express written consent of Buyer, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the Company and its Subsidiaries operate, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (vi) any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) in connection with Agreement or any of the Contemplated Transactions (except to the extent that any conduct by the Company or its officers and directors forming the basis for such litigation is determined by a court of competent jurisdiction to have violated Applicable Law), (vii) the public disclosure of this Agreement or the Contemplated Transactions, or (viii) the consummation of the Asset Purchase substantially on the terms set forth in the Asset Purchase Agreement, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such change disproportionately impact the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate) or (b) with respect to Buyer or the Company, the ability of Buyer or the Company, as applicable, to timely consummate the Contemplated Transactions.

“Material Company Contracts” has the meaning set forth in Section 4.13(a)(ix).

“MGCL” means the Maryland General Corporation Law.

“New IMA Matter” has the meaning set forth in the definition of “Company Matters.”

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.8(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.8(f).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer, and (vii) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Payment Agent” has the meaning set forth in Section 3.3.

“Payment Agent Agreement” has the meaning set forth in Section 3.3.

“Payment Fund” has the meaning set forth in Section 3.3.

“Payoff Letter” has the meaning set forth in Section 2.6(a).

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other statutory Liens securing payments not yet due and payable, (ii) Liens arising under the Company Loan Documents, (iii) easements, rights of way, and other similar encumbrances that do not materially impact the value of or materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Per-Share Price” means an amount equal to the net asset value per-share of Company Common Stock, as determined in accordance with Section 2.4.

“Per-Share Price Estimate” has the meaning set forth in Section 2.4.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in the Company’s quarterly or annual reports.

“Pro Forma ICTI” means, collectively, the June 30 Pro Forma ICTI, the Interim Pro Forma ICTI and the September 30 Pro Forma ICTI.

“Pro Forma NAV” means, collectively, the June 30 Pro Forma NAV, the Interim Pro Forma NAV and the September 30 Pro Forma NAV.

“Proxy Statement” has the meaning set forth in Section 4.4(a).

“Purchased Assets” means the assets to be purchased by Asset Buyer pursuant to the Asset Purchase Agreement.

“Purchased Equity Interests” means the equity interests to be purchased by Asset Buyer pursuant to the Asset Purchase Agreement.

“Purchased Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Purchased Loan Documents.

“Purchased Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Purchased Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting the Company’s and its Subsidiaries’ ownership, economic or other rights with respect to the Purchased Loans or in which the Company or its Subsidiaries has an interest, in connection with the Purchased Loans.

“Purchased Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in the Company’s or its Subsidiaries’ possession or control) issued to the order of the Company or its Subsidiaries, or copies of a “master” note if no such note was issued to the Company or its Subsidiaries or an allonge endorsing a note in favor of the Company or its Subsidiaries, evidencing indebtedness owing to the Company or its Subsidiaries under a Purchased Loan.

“Purchased Loan Schedule” has the meaning set forth in the Asset Purchase Agreement.

“Purchased Loans” means the loans to be purchased by Asset Buyer pursuant to the Asset Purchase Agreement.

“Reduced Asset Coverage Matter” has the meaning set forth in the definition of “Company Matters.”

“Registration Rights Agreement” means the Registration Rights Agreement attached hereto as Exhibit C.

“Retail Notes” means, collectively, (i) the Company’s unsecured 6.375% Notes due December 15, 2022, and (ii) the Company’s unsecured 6.375% Notes due March 15, 2022.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SBA” means the United States Small Business Administration.

“SBA Approval” has the meaning set forth in Section 7.1(b)(iii).

“SBA Debentures” means, collectively, all debentures issued by the SBIC Subsidiaries to the SBA.

“SBIC” has the meaning set forth in Section 4.12(b).

“SBIC Subsidiaries” means, collectively, TMFL, TMF SBIC and TMF III.

“SEC” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“September 30 Pro Forma ICTI” has the meaning set forth in Section 7.14(a)(iii).

“September 30 Pro Forma NAV” has the meaning set forth in Section 7.14(a)(iii).

“SRO” has the meaning set forth in Section 4.4(a).

“Stock Issuance Approval Matter” has the meaning set forth in the definition of “Company Matters.”

“Stock Purchase” has the meaning set forth in Section 2.3(a).

“Stock Purchase Price” means cash in an amount equal to $100,000,000; provided, however, that such amount shall be subject to adjustment in accordance with Section 2.3 as it relates to fractional shares of Company Common Stock.

“Stockholder Payment” has the meaning set forth in Section 2.2.

“Stockholder Payment Record Date” has the meaning set forth in Section 2.2.

“Subsidiary”, when used with respect to a Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (i) that, in the case where the specified Party is an SEC-reporting company, is consolidated with such Party for financial reporting purposes under GAAP and, to the extent applicable, Article 6 of the SEC’s Regulation S-X, and (ii) in the case where the specified Party is not an SEC-reporting company, whose securities or other interests having the power to elect a majority of the relevant entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of the relevant entity, are held by the specified Party or by one or more other Subsidiaries of such Party or by such Party and one or more other Subsidiaries of such Party; provided, however, that in no event shall a Portfolio Company of the Company shall be deemed to be an “Affiliate” of the Company.

“Superior Proposal” means a bona fide written Competing Proposal made by a Third Party that the Company Board determines in good faith, after consultation with its outside financial advisors and legal advisors, and taking into account the terms and conditions of such proposal, the party making such proposal, and the likelihood and anticipated timing of consummation of such Competing Proposal, and all other all legal, financial, regulatory and other aspects of such Competing Proposal, (a) is reasonably likely to be consummated without undue delay relative to the Contemplated Transactions and the Asset Purchase, taking into account all financial, legal, regulatory and other aspects of such offer, and (b) is more favorable to the Company Stockholders from a financial point of view than the Contemplated Transactions and the Asset Purchase, taken as a whole (including any revisions to the terms of this Agreement committed to by Buyer to the Company in writing in response to such Competing Proposal made to the Company under the provisions of Section 7.6(f)) and any similar revisions to the terms of the Asset Purchase Agreement committed to by Asset Buyer to the Company in writing in response to such Competing Proposal in accordance with the Asset Purchase Agreement; provided however, for these purposes, to the extent relevant to the Competing Proposal in question, all percentages in subsections (a)(i) and (a)(ii) of the definition of Competing Proposal shall be increased to fifty percent (50%).

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

“Tax Return” means, with respect to a Person, a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries.

“Termination Fee” has the meaning set forth in Section 9.4(a).

“Third Party” means a third party (or group of Persons) not affiliated with the Company, Buyer or the Asset Buyer.

“TMF III” means Triangle Mezzanine Fund III LP, a Delaware limited partnership.

“TMF SBIC” means Triangle Mezzanine Fund SBIC II LP, a Delaware limited partnership.

“TMFL” means Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership.

“Trading Plan” has the meaning set forth in Section 2.7.

“Welfare Plan” has the meaning set forth in Section 4.11(f).

ARTICLE II

TRANSACTIONS

2.1 Management Agreements. Immediately following the Asset Purchase, subject to, and effective upon, the occurrence of the Closing (including receipt of the Company Stockholder Approval), and immediately prior to the transactions described in Sections 2.2 and 2.3, the Company and Buyer shall enter into the Management Agreements.

2.2 Stockholder Payment. At the Closing, immediately following the execution of the Management Agreements and immediately prior to the transactions described in Section 2.3, Buyer shall pay to the Payment Agent, in trust for payment to the Company Stockholders of record as of the Closing Date, after giving effect to the Asset Purchase but not the purchase of Company Common Stock contemplated hereby, cash in an amount equal to $85,000,000 (the “Stockholder Payment”). Following delivery of the Stockholder Payment to the Payment Agent, the Payment Agent shall promptly deliver the Stockholder Payment to Company Stockholders in the manner described in Section 3.3. For all purposes under this Agreement, the right to receive a pro rata share of the Stockholder Payment shall inure only to the benefit of the holders of record as of the Closing Date, but prior to issuance of the Direct Purchase Shares (the “Stockholder Payment Record Date”).

2.3 Stock Purchase.

(a) Immediately following the Stockholder Payment Record Date and the delivery of the Stockholder Payment to the Payment Agent, Buyer shall purchase from the Company, and the Company shall, upon receipt by the Company of the Stock Purchase Price in accordance with Section 3.1 below, issue to Buyer, a number of newly issued shares of Company Common Stock equal to (a) the Stock Purchase Price, divided by (b) the Per-Share Price; provided, however, that no fraction of a share of Company Common Stock resulting from the foregoing calculation shall be issued in exchange for payment of the Stock Purchase Price, in which case the Stock Purchase Price shall be reduced by an amount equal to the product of (x) the relevant fraction of a share of Company Common Stock resulting from the foregoing calculation, multiplied by (y) the Per-Share Price. The purchase of shares of Company Common Stock, and the shares of Company Common Stock to be so issued, are referred to herein as the “Stock Purchase” and the “Direct Purchase Shares”, respectively.

(b) Buyer agrees that it shall not transfer any Direct Purchase Shares (or solicit any offers in respect of any transfer of any Direct Purchase Shares), except to its Affiliates, in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement. In addition to the foregoing, Buyer agrees that, from and after the Closing, it shall not transfer any Direct Purchase Shares, other than to its employees, Affiliates and any employees of its Affiliates (so long as each such transferee agrees to be bound by the holding period set forth in this Section 2.3(b)), until the second anniversary of the Closing.

(c) Prior to and subject to the Closing, the Company Board shall approve and authorize the use of not less than $50,000,000 of proceeds from the Stock Purchase for the Company to implement one or more issuer tender offers to repurchase for cash its outstanding shares of Company Common Stock at a price per share up to and including the net asset value per share of the Company Common Stock, which may be effected through a Dutch tender offer, and otherwise on terms and conditions determined by the Company Board at the time of such issuer tender offers. The first such issuer tender offer shall occur immediately following the Closing, and subsequent issuer tender offers shall occur at successive approximately semi-annual intervals thereafter until the entire $50,000,000 has been utilized to repurchase shares of Company Common Stock in connection therewith.

2.4 Calculation of Per-Share Price. Promptly following the close of business on the fifth (5th) Business Day immediately preceding the closing of the Asset Purchase, the Company Board shall calculate, and the Company shall deliver to Buyer, the Company Board’s estimate of the net proceeds to the Company of the Asset Purchase, and the corresponding Per-Share Price, after giving effect to the Asset Purchase and the transactions contemplated thereby, including the receipt of proceeds therefrom by the Company, the lapsing of restrictions on the Company Restricted Shares in accordance with the Asset Purchase Agreement, and the payment of Company Transaction Expenses (the “Per-Share Price Estimate”) along with reasonable supporting documentation for the amounts set forth therein, including reasonable detail as to the computations thereof, and shall be prepared in good faith in consultation with Buyer. Buyer will review the Per-Share Price Estimate and, if Buyer disagrees with any item set forth in such estimate, it may provide comments to the Company, and the Company and Buyer will attempt to resolve in good faith any such disagreements prior to the Closing. Promptly following the closing of the Asset Purchase and immediately prior to the Closing, the Company shall either (i) deliver to Buyer written confirmation that the Per-Share Price reflected in the Per-Share Price Estimate is final, or (ii) provide Buyer with an updated calculation of the Per-Share Price, together with the information regarding any differences between the Per-Share Price Estimate and the revised calculations of the Per-Share Price. The Per-Share Price, as finally determined in accordance with the foregoing, shall constitute the Per-Share Price for all purposes under this Agreement.

2.5 Directors and Officers.

(a) Except as otherwise directed in writing by Buyer, the directors and officers of the Company and its Subsidiaries immediately prior to the Closing shall submit their resignations to be effective as of the Closing Date and in accordance with Section 8.2(g). From and after the Closing, (i) the directors of the Company shall be the directors identified by Buyer to the Company in writing prior to the initial filing of the Proxy Statement with the SEC and approved by the Company Board, with each such director approved as a director to be appointed to a Director Class in accordance with Sections 8.2(h) and (i), prior to the filing of such Proxy Statement, such appointment to be effective as of the Closing Date, and (ii) the officers of the Company identified by Buyer to the Company in writing and approved by the Company Board at Closing, in each case, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Company Articles.

(b) On or prior to the Closing, the Company Board shall adopt resolutions approving Buyer and its Affiliates as interested stockholders pursuant to the Contemplated Transactions and exempting Buyer and its Affiliates from applicability of the Maryland Business Combination Act, Title 3, Section 6 of the Maryland General Corporation Law.

2.6 Treatment of Outstanding Indebtedness.

(a) Between the date hereof and Closing, the Company shall, and shall cause Asset Buyer to, take all such steps as may be necessary to pay or cause to be paid the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts payable under the Company Loan Documents upon consummation of the Asset Purchase (the “Loan Repayment”), and shall instruct Asset Buyer to deliver such required portion of the purchase price under the Asset Purchase Agreement to such account or accounts as required by the Company Loan Agents in connection with the repayment of the Credit Facility. In connection with the foregoing, the Company shall deliver to Buyer a draft copy of a customary payoff letter (subject to delivery of funds by Buyer to the administrative agent at or prior to the Closing) relating to the repayment of the Credit Facility under the Company Loan Documents which shall include a release of related Liens (the “Payoff Letter”). On or prior to the Closing Date, the Company shall deliver to Buyer an executed copy of each Payoff Letter to be effective upon the Closing.

(b) Unless the SBA has approved under SBA regulations of the Contemplated Transactions so that the SBA Debentures remain outstanding in accordance with their respective terms, the Company shall, in accordance with all applicable SBA regulations, take all actions in connection with the closing of the Asset Purchase in order to pay, or make provision for the repayment of, the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts due and payable under the SBA Debentures as of the closing of the Asset Purchase and at least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a draft copy of any payoff letter or other documentation evidencing the repayment of the SBA Debentures effective as of the Closing. In connection with the repayment of the SBA Debentures, the Company shall cause the SBIC Subsidiaries to surrender their respective SBA licenses to the SBA in accordance with SBA regulations and to take such other actions as may be required by the SBA in connection with the surrender and termination of such licenses.

(c) Effective as of the Closing, the Company shall, and shall cause Asset Buyer to, take all such steps as may be necessary to pay or cause to be paid, or to provide adequate security (in the form of funds deposited with the trustee, as required under the Indenture for discharge or defeasance of the indebtedness under the Retail Notes) for the repayment of, the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts payable under the Retail Notes upon consummation of the Asset Purchase, and shall instruct Asset Buyer to deliver such required portion of the purchase price under the Asset Purchase Agreement to such account or accounts as required by the Retail Notes in connection with the repayment of the Retail Notes and shall deliver evidence satisfactory to Buyer of the repayment and cancellation, or adequate security (in the form of funds deposited into an escrow account with the trustee, as required under the Indenture) with respect to repayment, of such notes.

2.7 Open Market Stock Purchase. Subject to the terms and conditions hereof, Buyer shall, immediately prior to the Closing Date, enter into a binding contract (the “Trading Plan”) reasonably acceptable to the Company with a reputable third-party brokerage firm pursuant to which Buyer shall commit to purchase $50,000,000 of shares of Company Common Stock in open market transactions in accordance with the terms thereof. The Trading Plan shall (a) have a term commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, (b) require that purchases be made under the Trading Plan at any time that Company Common

Stock is trading on the NYSE (or any successor stock exchange thereto) at a price not greater than the net asset value per share at the time of purchase, subject to the volume and other limitations set forth in Rule 10b-18 under the Exchange Act and (c) prohibit the termination of the Trading Plan by Buyer unless approved by the “required majority” (as defined in Section 57(o) of the Investment Company Act) of the Company Board. In the event that Buyer does not purchase $50,000,000 of shares of Company Common Stock pursuant to the Trading Plan prior to the termination or expiration of the Trading Plan (whether pursuant to its terms or otherwise), then, within five (5) Business Days thereof, Buyer agrees to purchase, at the greater of the then current net asset value of Company Common Stock and the market price of the Company Common Stock on the NYSE (or any successor stock exchange thereto), an aggregate amount of shares of Company Common Stock from the Company equal to the difference between (x) $50,000,000 and (y) the aggregate dollar amount of shares of Company Common Stock purchased by Buyer pursuant to the Trading Plan prior to the termination or expiration thereof. Prior to Closing, Buyer shall provide a copy of the Trading Plan to the Company for its review and approval (which shall not be unreasonably withheld, conditioned or delayed).

ARTICLE III

CLOSING; CLOSING DELIVERIES

3.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than three (3) Business Days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

3.2 Closing Deliveries. At the Closing,

(a) The Company shall deliver or cause to be delivered to Buyer:

(i) copies of the Management Agreements, duly executed by the Company;

(ii) certificates representing the Direct Purchase Shares;

(iii) the officer certificates contemplated by Section 8.2(a) and (b);

(iv) the Registration Rights Agreement, duly executed by the Company;

(v) the Payoff Letter, pursuant to Section 2.6(a);

(vi) evidence of the repayment and cancellation of the SBA Debentures, if required pursuant to Section 2.6(b), reasonably satisfactory to Buyer;

(vii) evidence of the repayment and cancellation of, or adequate security (in the form of funds deposited into an escrow account with the trustee, as required under the Indenture) for the repayment of, the Retail Notes, reasonably satisfactory to Buyer;

(viii) resignation letters duly executed by each director and officer of the Company and its Subsidiaries;

(ix) the certificate required pursuant to Section 7.14; and

(x) such other documents as may be reasonably required to effect the intentions of the Parties, executed by the Company.

(b) Buyer shall deliver or cause to be delivered to the Company:

(i) copies of the Management Agreements, duly executed by Buyer;

(ii) the Stockholder Payment to the Payment Agent in accordance with Section 3.3;

(iii) the Stock Purchase Price, payable by wire transfer to an account or accounts specified by the Company at least two (2) Business Days prior to the Closing Date;

(iv) the Registration Rights Agreement, duly executed by Buyer;

(v) the officer certificates contemplated by Section 8.3(a) and (b);

(vi) a copy of the Trading Plan; and

(vii) such other documents as may be reasonably required to effect the intentions of the Parties, executed by Buyer.

3.3 Payment Agent; Deposit of Stockholder Payment. Prior to the Closing, Buyer shall appoint a bank or trust company reasonably acceptable to the Company, or the Company’s transfer agent, pursuant to an agreement (the “Payment Agent Agreement”) to act as payment agent (the “Payment Agent”) with respect to the Stockholder Payment to be made hereunder. At or prior to the Closing, Buyer shall deposit, or cause to be deposited with, the Payment Agent sufficient cash to pay the aggregate Stockholder Payment to holders of record of Company Common Stock as of as of the Stockholder Payment Record Date, after giving effect to the Asset Purchase but not the Stock Purchase, (the “Payment Fund”). Promptly following Closing, Buyer shall instruct the Payment Agent to promptly deliver to each holder of record of Company Common Stock as of the Stockholder Payment Record Date, such holder’s pro rata share of the Stockholder Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Reports (as defined in Section 4.5(c) below) filed prior to the date of this Agreement (without giving effect to any amendment or supplement to any Company SEC Report filed on or after the date of this Agreement and excluding any general cautionary, predictive or forward-looking statements contained therein), or (ii) the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

4.1 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) True, complete and correct copies of the Company Articles and the Company Bylaws have previously been made available to Buyer. The Company is not in violation of the Company Articles or the Company Bylaws.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Schedule, the Company has no Subsidiaries. Each of the Subsidiaries of the Company (i) is duly formed and validly existing and in good standing under the laws of the state of its formation, (ii) has the requisite limited partnership or other organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True, complete and correct copies of the Organizational Documents of each Subsidiary of the Company have previously been made available to Buyer. No Subsidiary of the Company is in violation of its Organizational Documents.

4.2 Capitalization. (a) The authorized capital stock of the Company consists of 150,000,000 shares of stock, initially designated as common stock, par value $0.001 per share, of which, as of the date of this Agreement, 48,024,614 shares, including all Company Restricted Shares, were issued and outstanding. As of the date of this Agreement, no shares of preferred stock were issued and outstanding. As of the date of this Agreement, 891,424 Company Restricted Shares were issued and outstanding and subject to restrictions and no shares of Company Common Stock were reserved for issuance except for 1,985,685 shares of Company Common Stock reserved for issuance under the Company Stock Plan. All of the issued and outstanding shares of Company Common Stock have been, and at Closing the Direct Purchase Shares will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Voting Debt is issued or outstanding. Except pursuant to this Agreement or Section 4.2(a) of the Company Disclosure Schedule, and other than the Company Restricted Shares, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company preferred stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company preferred stock, Company Voting Debt or other equity securities of the Company. Except as it relates to cashless settlement of Company Restricted Shares to satisfy tax withholding requirements related to the vesting thereof, there are no contractual obligations of the Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (B) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Except for the Retail Notes and amounts outstanding under the Company Loan Documents, the Company has no indebtedness for borrowed money. Except for the SBA Debentures, no Subsidiary of the Company has any indebtedness for borrowed money; provided, however, that certain of the Company’s Subsidiaries are guarantors of the Credit Facility.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the Management Agreements and the Registration Rights Agreement and the consummation of the Contemplated Transactions and the transactions contemplated thereby have been duly and validly approved by the Company Board. The Company Board has determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of the Company and the Company Stockholders, approved this Agreement and the Contemplated Transactions, recommended that the Company Stockholders approve the Contemplated Transactions, and directed that the Company Matters be submitted to the Company Stockholders for approval and adoption at a duly held meeting of such Company Stockholders, together with the recommendation of the Company Board that the Company Stockholders approve and adopt the Company Matters (the “Company Board Recommendation”) and has adopted a resolution to the foregoing effect. Except for the approval and adoption of (i) the New IMA Matter by the affirmative vote of the holders of the lesser of (A) 67% or more of the shares present at the Company Stockholder Meeting entitled to vote at such meeting and (B) a majority of the outstanding shares of Company Common Stock and (ii) the Stock Issuance Approval Matter by the affirmative vote of a majority of the shares of Company Common Stock cast at such meeting (such approval, the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Contemplated Transactions;

provided, however, that the Company Board shall also recommend that the Company Stockholders approve the Reduced Asset Coverage Matter, it being understood that the definition of “Company Stockholder Approval” shall not include approval of the Reduced Asset Coverage Matter, and approval thereof shall not be a condition to Closing. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Applicable Law applicable to the Company or any of its Subsidiaries, properties or assets, or (B) except as would not, individually or in the aggregate, be material to the Company, and its Subsidiaries, taken as a whole, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Company Contracts”).

4.4 Consents and Approvals.

(a) Except for (i) the filing with the SEC of a proxy statement in definitive form (the “Proxy Statement”) relating to the special meeting of the Company Stockholders to be held in order to obtain the Company Stockholder Approval (the “Company Stockholder Meeting”), (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the NYSE, or any other applicable self-regulatory organization (“SRO”), (iii) any notices or filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Direct Purchase Shares pursuant to this Agreement, (v) compliance with the Investment Company Act, and the rules and regulations promulgated thereunder, or (vi) as set forth on Section 4.4(a) of the Company Disclosure Schedule (the foregoing (i) through (vi) referred to collectively as the “Company Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of Contemplated Transactions.

(b) Except for (i) receipt of the Company Stockholder Approval, (ii) receipt of the relevant releases under the Company Loan Documents in connection with the Loan Repayment, (iii) receipt of the SBA Approval (but subject to Section 2.6(b) and Section 7.1(b)(iii)), (iv) consents under Company Contracts set forth on Section 4.4(b) of the Company Disclosure Schedule, and (v) matters covered in the immediately preceding Section 4.4(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Company of this Agreement or the consummation by the Company of the Contemplated Transactions.

4.5 Reports; Regulatory Matters.

(a) The Company and each of its Subsidiaries have timely filed all reports, registration statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (i) the SEC, (ii) the NYSE, and (iii) any other applicable SRO or Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2015, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any SRO or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations of the Company and its Subsidiaries conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated since December 31, 2016 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, since December 31, 2016, no SRO or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved, or, to the Company’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Since December 31, 2016, there have been no formal or informal inquiries by, or disagreements or disputes with, any SRO or Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a SRO or Governmental Entity in the Company’s ordinary course of business consistent with past practice). The Company has made available to Buyer all correspondence with the SEC, the NYSE and any other SRO or Governmental Entity since December 31, 2015.

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015 a recipient of any supervisory letter from, or since December 31, 2015 has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Contemplated Transactions, would restrict in any material respect the conduct of the business of Buyer or any of its Subsidiaries), or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2015 by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c) The Company has filed on the SEC’s EDGAR system each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2015 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by the Company to the Company Stockholders since December 31, 2015 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are not outstanding or unresolved comments from the SEC with respect to any Company SEC Report and, as of the date of this Agreement, no Company SEC Report is subject to any ongoing review by the SEC.

4.6 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments immaterial in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the annual period ended December 31, 2017 (including any notes thereto) and for liabilities and obligations incurred in a commercially reasonable manner since the date of such balance sheet.

(c) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such material information is accumulated and communicated to the principal executive officer and the chief financial officer of the Company by others within those entities in connection with the reports the Company is required to file under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The records, systems, controls, data and information of the Company and its consolidated Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its consolidated Subsidiaries (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its consolidated Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Each of the Company and its consolidated Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. As of the date hereof, there is no reason to believe that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. Neither the Company nor any of its consolidated Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(d) Since December 31, 2015, the principal executive officer and the principal financial officer of the Company have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Company SEC Document filed by the Company, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

4.7 Broker’s Fees. Except for the fees of Houlihan Lokey, neither the Company nor any of its Subsidiaries has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedules, since December 31, 2017, (a) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) none of the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would result in a breach of the covenants set forth in Section 6.2, and (c) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

4.9 Legal Proceedings. (a) Except as set forth in Section 4.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject or against or into any officers or directors of the Company or its Subsidiaries in such capacities.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company, any of its Subsidiaries.

4.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes shown thereon as due and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any Subsidiary for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries as described in the Company Disclosure Schedule).

(b) Effective for the year ending December 31, 2007, the Company made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a regulated investment company. The Company has qualified as a regulated investment company at all times subsequent to such election, and expects to qualify as such for its current taxable year. With respect to each taxable year, the Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and will satisfy the distribution requirements for its current taxable year.

(c) The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Applicable Law, withheld from and paid over all amounts required to be so withheld and paid over under Applicable Laws.

(d) There are no Liens for Taxes upon the assets of the Company or any of the Subsidiaries, except for Liens for Taxes not yet due and payable and Liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.

(e) Neither the Company nor any Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.

(f) No Subsidiary of the Company is a “specified foreign corporation” as defined in Section 965(e) of the Code.

4.11 Employee Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and each incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries (collectively, “Company Employees”) or any independent contractor or former independent contractor of the Company or any of its Subsidiaries, entered into, maintained or contributed to, or required to be maintained or contributed to by the Company, any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, (each such Person, an “ERISA Affiliate”), whether written or oral, and whether or not subject to ERISA (such plans, programs, agreements, practices, policies, arrangements and commitments, herein referred to as the “Company Benefit Plans”). In addition, Section 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each employment agreement or independent contractor agreement for substantial personal services, other than oral agreements that can be terminated on prior notice of 30 days’ or less, without continuing obligation or penalty (such agreements herein referred to as the “Employment Agreements”).

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan (including any related trust agreements or other funding arrangements) and any amendment thereto or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the current summary plan description, and all summaries of material modifications thereto, (iii) the two (2) most recent Form 5500s, annual reports, financial statements and/or actuarial reports, (iv) the most recent IRS determination, opinion or advisory letter, and (v) all material written communications provided to employees in the last twelve (12) months relating to such Company Benefit Plans and all other material written communications with any governmental agency in the last thirty-six (36) months relating to such Company Benefit Plans, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedure. The Company has made available to Buyer true, complete and correct copies of any written Employment Agreements including all amendments thereto and, with respect to any Employment Agreement that is not in writing, a written description of the material terms thereof.

(c) (i) Each Company Benefit Plan (including any related trust) has been maintained, operated and administered (including with respect to reporting and disclosure) in accordance with its terms in all material respects, (ii) all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws, including Section 409A of the Code, in each case in all material respects, (iii) to the Company’s knowledge no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan which would result in a material penalty, (iv) all contributions to, and payments from, the Company Benefit Plans have been made in accordance with the terms of the Company Benefit Plans, ERISA, the Code and all other Applicable Laws in all material respects, (v) there are no current or, to the Company’s knowledge, threatened investigations by any Governmental Entity, termination proceedings, or other claims by any Person (except routine claims for benefits) with respect to the Company Benefit Plans or, to the Company’s knowledge, any fiduciary thereof and (vi) none of the Company, any Subsidiary, or any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise under) (A) an employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (B) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (C) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (D) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), nor, in each case, have any of them ever done so.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries and, to the Company’s knowledge, each other party to each Employment Agreement has duly performed all obligations required to be performed by it to date under such agreement, and (ii) to the Company’s knowledge, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Employment Agreement.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) has received an IRS determination letter or is comprised of a master and prototype or volume submitter plan that has received a favorable opinion or advisory letter from the IRS. Since the date of each such determination, opinion or advisory letter, no event has occurred and no condition exists that would result in the revocation of any such determination, opinion or advisory letter or that would adversely affect the qualified status of any such Company Benefit Plan (or the tax-exempt status of any such trust).

(f) Except as set forth on Section 4.11(f) of the Company Disclosure Schedule, no Company Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) or Employment Agreement provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law. Each Welfare Plan which provides medical, dental, health or long-term disability benefits (except a flexible spending account) is fully insured and claims with respect to any participant or covered dependent under such Welfare Plan could not result in any uninsured liability to the Company, any Subsidiary or Buyer (except a flexible spending account).

(g) The Company and each of its Subsidiaries have properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees and independent contractors, and have withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to the Company and any Subsidiary.

(h) Except as set forth in Section 4.11(h)(i) of the Company Disclosure Schedule, the execution of this Agreement and the Asset Purchase Agreement and the consummation of the Contemplated Transactions do not constitute a triggering event under any Company Benefit Plan, Employment Agreement, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any “parachute payment” (as defined in Section 280G of the Code). Except as set forth on Section 4.11(h)(ii) of the Company Disclosure Schedule, no Company Benefit Plan or Employment Agreement provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits. None of the Company, any of its Subsidiaries or Buyer will have any liability under the Workers Adjustment and Retraining Notification Act, as amended from time to time, with respect to any events occurring or conditions existing on or prior to the Closing.

4.12 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, and have complied in all respects with and are not in default in any respect under any, any Permit or Applicable Law, except for such failures, non-compliance or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Each of the SBIC Subsidiaries is licensed to operate as a Small Business Investment Company (“SBIC”) by the SBA. Each of the SBIC Subsidiaries’ respective SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding any of the SBIC Subsidiaries are outstanding or unresolved.

4.13 Certain Contracts. (a) Except as set forth in Section 4.13 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Company Contract that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof or that is material to the Company and its Subsidiaries, taken as a whole, or their financial condition or results of operations;

(ii) except with respect to investments set forth in the Company SEC Reports and other than any arrangement regarding a Portfolio Company, a joint venture, alliance or partnership agreement;

(iii) other than any arrangement regarding any Portfolio Company, a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company and any of its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $2,500,000 individually;

(iv) an investment advisory agreement or collateral management agreement providing for collateral management, investment advisory or other management or advisory fees payable to the Company or any of its Subsidiaries;

(v) a non-competition or non-solicitation contract or agreement that purports to limit the manner in which, or the localities in which, the business of the Company and its Subsidiaries, taken as a whole, is conducted or the types of businesses that the Company and its Subsidiaries, taken as a whole, conduct;

(vi) is a contract or agreement requiring expenditures by the Company, and/or any of its Subsidiaries in excess of $1,000,000 in the aggregate on or after the date of this Agreement or under which the Company and/or any of its Subsidiaries is entitled to receive in excess of $1,000,000 in the aggregate on or after the date of this Agreement, in each case, excluding payments received related to Portfolio Company investments;

(vii) is an order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject;

(viii) is a contract or agreement that obligates the Company or any of its Subsidiaries to conduct any material business on an exclusive basis with any Third Party; or

(ix) is a contract or agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) that has not yet been consummated (all Company Contracts described in clauses (i) through (ix) provided to Buyer prior to the date hereof, collectively, the “Material Company Contracts”).

(b) Except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) each Material Company Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) the Company and each of its Subsidiaries and, to the Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Material Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Material Company Contract.

4.14 Property. Except as set forth on Section 4.14 of the Company Disclosure Schedule, the Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.

4.15 Intellectual Property. The Company and its Subsidiaries own or have the right to use in the manner currently used all Intellectual Property Rights material to the respective businesses of the Company and its Subsidiaries as now conducted and as described in the Company SEC Reports, and the expected expiration of any of such Intellectual Property Rights would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries own no patents.

4.16 Cyber Security and Data Protection. Any and all collection, acquisition, use, storage, processing, disclosure or transfer by the Company or any of its Subsidiaries of any Third Party data are, and have in the last three (3) years been, in compliance with all Applicable Laws. In the last two (2) years, there have not been any actual or suspected incidents of data security breaches or unauthorized intrusions, access or use of any information systems or data of the Company or its Subsidiaries, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use thereof.

4.17 State Takeover Laws. The Company Board has unanimously approved this Agreement and the Contemplated Transactions as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 3-601 et seq. of the MGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

4.18 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement as it relates to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.19 Insurance. The Company and its Subsidiaries maintain, or are covered by, policies of insurance in such amounts and against such risks as are customary in the industries in which the Company and its Subsidiaries operate. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries and have not received written notice that they are in default with respect to any material obligations under such policies. None of the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, the Company or its Subsidiaries, other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the execution (but not the performance) of this Agreement.

4.20 Environmental Matters. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any Environmental Laws, pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.21 Purchased Loan Documents and Equity Governing Documents. Except as set forth in Section 4.21 of the Company Disclosure Schedule:

(a) Each Purchased Loan Document to which the Company or any Subsidiary is a party constitutes the legal, valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company, each Borrower party thereto, enforceable against the Company or such Subsidiary and, to the knowledge of the Company, each Borrower party thereto, in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). The Company is not, and, to the knowledge of the Company, each Borrower party thereto is not, in breach or default in any material respect of its obligations under any of such Purchased Loan Documents.

(b) The Purchased Loan Schedule is accurate in all material respects as of 5:00 p.m. (New York, New York time) on December 31, 2017 and will be accurate in all material respects as of 5:00 p.m. (New York, New York time) on the second Business Day immediately prior to the closing date under the Asset Purchase Agreement.

(c) Complete and correct copies of all the Purchased Loan Documents in the possession of the Company, including all material modifications, amendments and supplements thereto, have been made available to Buyer or will be made available to Buyer prior to the Closing. Except as set forth in such documents provided to the Buyer, (1) the Purchased Loan Documents (A) have not been modified in any material respect, satisfied or canceled in whole or in part (except for repayments occurring after the date of the Purchased Loan Schedule), or subordinated to any other indebtedness of the applicable Borrower and (B) are not subject to any release or compliance waiver that is currently in effect as to any provision thereof (or, if such release or compliance waiver exists, was made available to Buyer), except for any such release or compliance waiver that is not material to the Company, and (2) except to the extent permitted under the terms of the applicable Purchased Loan Documents, (I) no underlying obligor with respect to the Purchased Loan Documents has been released from liability, and (II) no Purchased Loan Collateral has been released from the Liens granted under the Purchased Loan Documents.

(d) None of the Purchased Loan Notes has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Company.

(e) As of the date hereof, except as set forth on Section 4.21(e) of the Company Disclosure Schedule, (i) no Purchased Loan is more than thirty (30) days delinquent in the payment of interest or principal therein and (ii) to the knowledge of the Company, no Borrower party thereto is subject to (x) any bankruptcy or insolvency proceeding or (y) any continuing event of default under the applicable Purchased Loan Documents.

(f) Each Equity Governing Document to which the Company or any Subsidiary is a party constitute the legal, valid and binding obligations of the Company or such Subsidiary, enforceable against the Company or such Subsidiary in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). The Company is not in breach or default in any material respect of its obligations under any of such Equity Governing Documents.

(g) The Equity Interest Schedule is accurate in all material respects as of 5:00 p.m. (New York, New York time) on December 31, 2017 and will be accurate in all material respects as of 5:00 p.m. (New York, New York time) on the second Business Day immediately prior to the closing date under the Asset Purchase Agreement.

4.22 Purchased Assets; Title to Purchased Assets.

(a) Except as set forth in Section 4.22(a) of the Company Disclosure Schedule, to the Company’s knowledge, there are no actions, suits or proceedings pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing. Neither the Company nor, to the Company’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Purchased Loan Documents or Equity Governing Documents. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any Purchased Loan Document. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Purchased Loan Document or Equity Governing Document.

(b) Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, the Company or its relevant Subsidiary is the sole owner and holder of the Purchased Assets and the Company or its relevant Subsidiary has good and marketable title and all legal and beneficial interest in and to all of the Purchased Assets, free and clear of any Liens (but subject to the Purchased Loan Documents and Equity Governing Documents and Liens arising under Applicable Law). Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, none of the Purchased Loans are subject to a participation or other participating or other interest of any nature whatsoever pursuant to which the Company has participated its interests (or sold a participating or other interest) in such Purchased Loan.

(c) Except as set forth in Section 4.22(c) of the Company Disclosure Schedule, each Purchased Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable federal and state laws.

(d) The obligations of each Borrower with respect to the applicable Purchased Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Purchased Loan Documents, or the exercise of any right thereunder, will not render such Purchased Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the Company has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.

4.23 No Other Representations or Warranties. Except in the case of Fraud and except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any investment assets or Portfolio Company, or any other information provided to Buyer in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Except in case of Fraud, neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Buyer or any other Person resulting from the distribution or failure to distribute to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Buyer in the electronic data room maintained by the Company for purposes of the Contemplated Transactions or management presentations in expectation of the Contemplated Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

5.1 Corporate Organization.

(a) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) Buyer is a limited liability company duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

5.2 Authority; No Violation. (a) Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and the transactions contemplated thereby. The execution and delivery of this Agreement, and the consummation of the Contemplated Transactions, have been duly and validly approved by the Buyer Board. No other limited liability company proceedings on the part of Buyer are necessary to approve the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other Parties thereto) constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Contemplated Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of Buyer’s limited liability company agreement, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Applicable Law applicable to Buyer or any of its properties or assets, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Buyer Contracts”).

5.3 Consents and Approvals.

(a) Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the NYSE or any other SRO, (iii) any notices or filings under the HSR Act, and (iv) compliance with the Investment Company Act and the rules and regulations promulgated thereunder (the foregoing (i) through (iv) referred to collectively as the “Buyer Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transactions.

(b) Except for (i) receipt of the SBA Approval (but subject to Section 2.6(b) and Section 7.1(b)(iii)) and (ii) matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transactions.

5.4 Regulatory Matters. Buyer is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business, or would in any way adversely affect the Contemplated Transactions (each item in this sentence, a “Buyer Regulatory Agreement”), nor has Buyer been advised by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.

5.5 Broker’s Fees. Except for the fees of Wells Fargo & Company, none of Buyer or any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

5.6 Legal Proceedings.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or to which its assets are subject.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries or any of their respective assets (or that, upon consummation of the Contemplated Transactions, would apply to the Company or any of its Subsidiaries).

5.7 State Takeover Laws.

(a) Neither Buyer nor any of its respective Affiliates or associates (as defined in Section 3-601 of the MGCL) has been, at any time during the five (5) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 3-602 of the MGCL. As of the date of this Agreement, neither Buyer nor any of its Affiliates or associates owns (directly or indirectly, beneficially or of record) any Company Common Stock and neither Buyer nor any of its Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

(b) No Takeover Statute under the laws of the State of Maryland applies to Buyer in connection with the Contemplated Transactions.

5.8 Buyer Information. The information relating to Buyer that is provided by Buyer or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.9 No Financing Condition. At Closing, Buyer will have sufficient immediately available funds in cash or cash equivalents, or available under lines of credit in effect as of the Closing, in each case as necessary to pay the full amount of the Stock Purchase Price, the Stockholder Payment and all other amounts required to be paid by Buyer under this Agreement.

5.10 No Arrangements with Management or Stockholders. Other than this Agreement, as of the date hereof, there are no binding contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between Buyer or any of its Affiliates, on the one hand, and any member of the Company’s management or the Company Board, or any Company Stockholder, on the other hand, relating to the Contemplated Transactions or the operations of the Company following Closing.

5.11 Securities Laws Matters.

(a) Buyer is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Direct Purchase Shares will be acquired by Buyer for its own account, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any part thereof, without prejudice, however, to Buyer’s right at all times to sell or otherwise dispose of all or any part of the Direct Purchase Shares at any time after the second anniversary of the Closing pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws. Buyer is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner, whether a natural person or entity.

(b) Buyer understands that the Direct Purchase Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act; and that the Direct Purchase Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(c) Buyer further understands that each certificate representing the Direct Purchase Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IS AVAILABLE. INVESTORS SHOULD BE AWARE THAT THEY MAYBE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK PURCHASE AND TRANSACTION AGREEMENT DATED AS OF APRIL 3, 2018, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM TRIANGLE CAPITAL CORPORATION OR ANY SUCCESSOR THERETO.

The legend set forth above shall be removed by the Company from any certificate evidencing Direct Purchase Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legend security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Direct Purchase Shares.

5.12 Investigation. Buyer has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that, except for the representations and warranties of the Company in Article IV and in any certificate delivered pursuant to this Agreement, none of the Company or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, except in the case of Fraud, none of the Company or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made a representation or warranty to Buyer or its officers, directors, employees, agents or representatives with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Buyer or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty in Article IV or in any certificate delivered pursuant to this Agreement.

5.13 Certain Regulatory Matters.

(a) Buyer is duly registered with the SEC as an investment adviser under the Investment Advisers Act and is not prohibited by such act or the Investment Company Act from acting as the investment adviser of the Company under the Investment Advisory Agreement. There does not exist any proceeding or, to Buyer’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of Buyer with the SEC or the ability of Buyer to perform its obligations under the Investment Advisory Agreement.

(b) No “affiliated person” (as defined under the Investment Company Act) of Buyer has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

(c) Buyer is not relying on Section 3(c)(1) or Section 3(c)(7) of the 1940 Act for an exclusion from the definition of “investment company” under the 1940 Act.

(d) The Investment Advisory Agreement has been duly authorized and, at Closing, will be duly executed and delivered by Buyer and, upon execution and delivery by the Company, and the occurrence of the Closing, will be in full force and effect. The Administration Agreement has been duly authorized and, at Closing, will be executed and delivered by Buyer and, upon execution and delivery by the Company, and the occurrence of the Closing, will be in full force and effect. At Closing, each of the Investment Advisory Agreement and the Administration Agreement will constitute valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Closing. Except as expressly contemplated by or permitted by this Agreement or the Asset Purchase Agreement or with the prior written consent of the other Parties, during the period from the date of this Agreement to the Closing, (a) each of the Company and Buyer shall, and each Party shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course, as such business is being conducted as of the date hereof, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (iii) not take or omit to take any action that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, and (b) each of the Company and Buyer shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or delay the ability of the Company, Buyer either to obtain any necessary approvals of any SRO or Governmental Entity required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

6.2 Company Forbearances. During the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement or as provided on Schedule 6.2, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, make any loan or advance or capital contribution to, or investment in, any person;

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, other than (A) its regularly quarterly dividend consistent with past practice, and (B) dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly-owned Subsidiaries;

(iii) make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; or

(iv) grant any stock options or restricted shares under the Company Stock Plan or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities (in each case excluding, for the avoidance of doubt, the vesting of restrictions on Company Restricted Shares pursuant to their terms or as contemplated by this Agreement and the issuance of restricted shares to directors as part of their annual director fees, consistent with past practice);

(c) except as required under any Company Contract or Company Benefit Plan existing as of the date hereof or Applicable Law, (i) increase in any material manner the compensation or benefits of any of the Company Employees, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan or plan, agreement or arrangement which would be a Company Benefit Plan if in effect on the date hereof, or (iii) hire any senior management employee or terminate the employment of any senior management employee other than for cause;

(d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than pursuant to contracts in force at the date of this Agreement;

(e) amend the Company Articles or the Company Bylaws or the Organizational Documents of any Subsidiary of the Company, or take any action to exempt any person or entity (other than Buyer or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;

(f) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Contemplated Transactions set forth in Article VIII not being satisfied;

(g) incur any capital expenditures that would exceed $50,000 individually or $300,000 in the aggregate;

(h) commence or settle any material Claims;

(i) amend, terminate, cancel, renew or agree to any material amendment of, or change in or waiver under any Material Company Contract;

(j) make any material change to its principles, practices or methods of accounting, except (i) as required by GAAP (or any interpretation), (ii) as required by a change in Applicable Law, or (iii) recommended by the Audit Committee of the Company Board; make, change, or rescind any material Tax election; settle or compromise, or consent to any extension or waiver of the statute of limitations applicable to, any material claim, notice, audit report or assessment in respect of Taxes; file any amendment to a material Tax Return; surrender any right to claim a material Tax refund;

(k) enter into any material transaction other than in the ordinary course of business consistent with past practice; or

(l) not make any New Investments (as defined in the Asset Purchase Agreement) or commit to make any New Investments;

(m) agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

Notwithstanding anything to the contrary contained in Section 6.2, in no event shall the Company be required to take any action, or be limited or restricted from taking any action, or be required to refrain from taking any action to the extent an agreement to take such action, or to be so limited or restricted, or such requirement to refrain, would be inconsistent with, conflict with, or result in a violation or default of, or otherwise be restricted by, the Company Financing Documents or Applicable Law, and if and to the extent necessary, this Section 6.2 shall be deemed to be automatically modified to the extent necessary to ensure compliance with the Company Financing Documents and Applicable Law. In the event the Company takes any action without Buyer’s consent in reliance on this paragraph, the Company shall notify Buyer of the taking of such action (x) prior to the taking of such action, if reasonably practicable in the circumstances, or (y) promptly following the taking of such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory and Other Matters.

(a) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all third parties and Governmental Entities that are necessary or advisable to consummate the Contemplated Transactions and defend any lawsuits or other Claims challenging this Agreement or the consummation of the Contemplated Transactions, and to comply with the terms and conditions of all such Permits of all such third parties or Governmental Entities. The Company and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to Applicable Laws relating to the confidentiality of information, all information relating to the Company, Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions.

(b) Without in any way limiting the foregoing Section 7.1(a):

(i) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare (with Buyer’s reasonable cooperation), and use its commercially reasonable efforts to file, within fifteen (15) Business Days following the date of this Agreement, the preliminary Proxy Statement with the SEC (which the Parties acknowledge and agree will include the relevant proposals relating to the Asset Purchase). No filing of, or amendment or supplement to, the Proxy Statement as it relates to Buyer or the Contemplated Transactions will be made by the Company without providing Buyer a reasonable opportunity to review and comment thereon which comments the Company will consider for inclusion in good faith. In connection with the foregoing, each of Buyer and the Company shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. The Company will advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, in each case to the extent related to Buyer or the Contemplated Transactions, and will promptly provide Buyer with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Closing, any information relating to the Company or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to Company Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by either Party hereunder or otherwise affect the remedies available hereunder to either Party.

(ii) Each of Buyer and the Company shall, if and to the extent required, file with the FTC and the DOJ a Notification and Report Form relating to this Agreement and the Contemplated Transactions as required by the HSR Act as soon as reasonably practicable following the execution and delivery of this Agreement. Each of Buyer and the Company shall (i) cooperate and coordinate with the other in the making of such filings (if required), (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) take all action reasonably necessary to cause the expiration or termination of any applicable waiting period under the HSR Act applicable to the Contemplated Transactions as soon as practicable. Each of Buyer and the Company shall promptly inform the other of any communication from any Governmental Entity regarding any of the Contemplated Transactions in connection with such filings. If any Party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the Contemplated Transactions pursuant to the HSR Act, then such Party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(iii) Promptly following the date hereof, the Company shall (i) inform the SBA of the Contemplated Transactions and the Asset Purchase, (ii) seek the SBA’s guidance regarding the continued effectiveness of the SBA licenses held by the Company or the SBIC Subsidiaries, and (iii) take such actions and, in accordance with SBA regulations and guidelines, make such filings, as may be reasonably necessary to obtain the SBA’s approval of the Contemplated Transactions and the Asset Purchase and the continued effectiveness of the SBA licenses held by the Company or the SBIC Subsidiaries (the “SBA Approval”); provided, however, that receipt of the SBA Approval shall not be a condition to Closing and, in the event the SBA Approval has not been obtained by the date on which all other conditions to Closing have been satisfied (other than those conditions that can only be satisfied at Closing), then the Parties shall take the steps set forth in Section 2.6(b) with respect to the SBA Debentures and the surrender of the SBIC licenses in accordance with SBA regulations. In connection with the foregoing, the Company shall reasonably cooperate with each of Buyer and the Asset Buyer to facilitate the obtaining of the SBA Approval and the related transfer of the SBA licenses; provided, however, that (x) in no event shall the Company be obligated to advocate on Buyer’s or Asset Buyer’s behalf in connection with the SBA Approval, and (y) in no event shall the Company’s cooperation with Buyer be deemed the failure to cooperate with Asset Buyer under this Section 7.1(b)(iii), and vice versa.

(c) Subject to Applicable Law, each of Buyer and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Contemplated Transactions that causes such Party to believe that there is a reasonable likelihood that any Buyer Regulatory Approval or Company Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

7.2 Access to Information. (a) Upon reasonable notice and subject to Applicable Laws relating to the confidentiality of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Buyer, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that the Company is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request that is relevant to the Contemplated Transactions. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Company shall file all periodic reports required to be filed by it between the date hereof and the Closing. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for Company SEC Reports.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of December 11, 2017 (the “Confidentiality Agreement”).

(d) No investigation by a Party hereto or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

7.3 Company Stockholder Approval.

(a) Subject to the earlier termination of this Agreement in accordance with Article IX, as promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval and the Asset Purchase Stockholder Approval. In connection therewith, the Company

Board shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting in accordance with Applicable Law (but not beyond the Outside Date), after consultation with Buyer and Asset Buyer, (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholder Meeting, (ii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, or (iii) to allow reasonable additional time to solicit additional proxies to the extent the Company Board or any committee thereof reasonably believes necessary in order to obtain the Company Stockholder Approval and the Asset Purchase Stockholder Approval and the Company Board determines that such delay or postponement is consistent with its fiduciary duties. In addition, the Company Board shall, to the extent not inconsistent with its fiduciary duties under Applicable Law, at the request of Buyer or Asset Buyer, adjourn, delay or postpone the Company Stockholder Meeting in accordance with Applicable Law (but not beyond the Outside Date) to allow reasonable additional time to solicit additional proxies to the extent Buyer or Asset Buyer believes necessary in order to obtain the Company Stockholder Approval or the Asset Purchase Stockholder Approval. Unless the Company Board has made an Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Board Recommendation, and shall include such Company Board Recommendation in the Proxy Statement, and use its commercially reasonable efforts to (x) solicit from Company Stockholders proxies in favor of the Company Stockholder Approval, and (y) take all other action necessary or advisable to secure the Company Stockholder Approval. In no event will the record date of the Company Stockholder Meeting be changed without Buyer’s prior written consent, unless required by Applicable Law.

(b) Except as expressly permitted in Section 7.8(e), neither the Company Board nor any committee thereof shall, (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Buyer, the Company Board Recommendation as it relates to the IMA Matter, (ii) fail to reaffirm the Company Board Recommendation as it relates to the IMA Matter or fail to publicly state that the Contemplated Transactions and this Agreement are in the best interests of the Company Stockholders, within fifteen (15) Business Days after Buyer requests in writing that such action be taken, (iii) fail to publicly announce, within fifteen (15) Business Days after a tender offer or exchange relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer, (iv) take or resolve to take any other action or make any other statement in connection with the Company Stockholder Meeting inconsistent with the Company Board Recommendation as it relates to the IMA Matter or (v) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (any of the foregoing (i) through (v) being referred to as an “Adverse Recommendation Change”). To the extent not inconsistent with its fiduciary duties under Applicable Law, the Company Board shall not change or modify the Company Board Recommendation as it relates to the Reduced Asset Coverage Matter.

7.4 Post-Closing Employment Matters. Effective on the Closing Date, Buyer shall, or shall cause its Affiliate to, employ each Continuing Company Employee. With respect to any Buyer benefit plan in which such Continuing Company Employee will participate, including for purposes of paid time off and severance, effective as of the Closing Date (but subject to any otherwise applicable right thereafter to amend or terminate the plan), Buyer shall recognize, for vesting and eligibility purposes, and, in the case of severance and paid time-off, for accrual purposes (but, for the avoidance of doubt, not for purposes of any equity incentive plan and not for the purpose of benefit accruals under any defined benefit plan), all years of service of the Continuing Company Employees with the Company and its Subsidiaries as if such service were service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would (i) not be permitted under any legal or tax-qualification requirement applicable to a single-employer plan, (ii) require any other employee or other participant or beneficiary to accrue or otherwise receive with any additional benefit or credit of any kind in order for the plan to satisfy any legal or tax-qualification requirement or (iii) result in a duplication of benefits. Buyer or its Subsidiaries shall assume, except as may otherwise be agreed with the respective applicable Continuing Company Employees, any obligations under (a) the Employment Agreements or (b) any retention agreements or retention plan, solely to the extent set forth on Section 4.11(a) of the Company Disclosure Schedule to which any such Continuing Company Employee is a party or beneficiary. Nothing in this Section 7.4 shall be deemed to (x) be a guarantee to any Continuing Company Employee of employment or, without limiting the express provisions of this Section 7.4, any specific term or condition of employment, (y) create any right or benefit in any person other than the signatories of this Agreement or (z) preclude the ability of Buyer to terminate the employment of any Continuing Company Employee.

7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual Claim, including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries prior to the Closing or (ii) this Agreement or any of the Contemplated Transactions, whether asserted or arising before or after the Closing, the Parties shall cooperate and use their commercially reasonable efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable Organizational Documents), and any existing indemnification agreements set forth in Section 7.5 of the Company Disclosure Schedule, shall survive the Contemplated Transactions as a contractual obligation of the Company and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Closing or taken at the request of Buyer pursuant to Section 7.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of Buyer.

(b) For a period of six (6) years from the Closing, the Company shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses (subject to an undertaking, in such form as may be required under Applicable Law as in effect at the time of the execution thereof, to reimburse the portion (if any) of any expenses advanced to the Indemnified Party relating to Claims as to which it shall ultimately be adjudged that the statutory standard of conduct has not been met by the Indemnified Party for entitlement to such indemnification) to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions) or taken at the request of Buyer pursuant to Section 7.6 hereof.

(c) The Company shall, at its sole cost, cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Closing to be covered for a period of six years from the Closing by the directors’ and officers’ liability insurance policy maintained by the Company through the purchase of so-called “tail” insurance (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Closing that were committed by such officers and directors in their capacity as such. In connection with the foregoing, the Company shall not be required to expend in the aggregate for the entire six-year period referred to above amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.

(d) The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.6 Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of either Party, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.7 Advice of Changes. Each of Buyer and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it, (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement that would result in the conditions to Closing set forth in Article VIII not being satisfied or (iii) with respect to the Company, that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in the Asset Purchase Agreement that would result in the conditions to Closing set forth in Article VIII or any conditions to closing under the Asset Purchase Agreement not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

7.8 No Solicitation.

(a) Subject to Section 7.8(d), the Company shall, and shall cause its representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal and (ii) terminate any data room access (or other access to diligence) of any Third Party relating to any Competing Proposal.

(b) Until the earlier of the Closing and termination of this Agreement, the Company shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by the Company or any of its representatives of any Competing Proposal or any inquiry that could reasonably be expected to lead to a Competing Proposal that was not solicited in breach of Section 7.8(a), deliver to Buyer a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal or inquiry and (B) the material terms and conditions of any such Competing Proposal. The Company shall deliver to Buyer concurrently with such notice unredacted copies of any documents in connection with such Competing Proposal. The Company shall keep Buyer reasonably informed of any amendment or modification of any such Competing Proposal on a prompt basis, and in any event within two (2) Business Days.

(c) Except as otherwise provided in this Agreement (including Section 7.8(d)), until the earlier of Closing and termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall cause its representatives not to, directly or indirectly, (i) initiate, solicit, propose, induce or knowingly encourage, facilitate or assist the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, or enter into any agreement, arrangement or understanding with, any Third Party relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal or (iii) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, a Competing Proposal; provided however, that notwithstanding the foregoing, the Company (A) may inform Persons of the provisions contained in this Section 7.8, and (B) grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to the Company in order to allow such Third Party to confidentially submit a Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company (or its representatives on the Company’s behalf) receives a Competing Proposal from any Third Party, (i) the Company and its representatives may contact such Third Party to clarify the terms and conditions thereof (without the Company Board being required to make the determination in clause (ii) of this Section 7.8(d)) and (ii) the Company and the Company Board and its representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its representatives and Affiliates if the Company Board determines in good faith (after consultation with its outside financial advisors and legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of the Company under Applicable Law; provided, that (x) such Competing Proposal did not result from any breach of any of the provisions set forth in this Section 7.8, (y) prior to furnishing any non-public information concerning the Company, the Company receives from such Third Party, to the extent such Third Party is not already subject to a confidentiality agreement with the Company, a confidentiality agreement containing confidentiality terms, including “standstill provisions,” that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”) and (z) the Company shall promptly provide or make available to Buyer any material written non-public information concerning the Company that it provides to any Third Party given such access that was not previously made available to Buyer or its representatives concurrently with the delivery of such material non-public information to such Third Party.

(e) Except as otherwise provided in this Agreement, (i) the Company Board shall not effect an Adverse Recommendation Change, and (ii) the Company Board shall not approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement); provided however, that notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may (x) make an Adverse Recommendation Change if the Company Board determines in good faith (after consultation with its outside financial advisor and legal counsel) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law, or (y) if the Company has received a Competing Proposal that the Company Board has determined in good faith (after consultation with its outside financial advisor and legal counsel) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 9.1(g), but in each case only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and entering into good faith negotiations as required by Section 7.8(f).

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 9.1(g) may be effected, in each case until 5:00 p.m. on 5th calendar day following receipt of written notice from the Company to Buyer advising Buyer that the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 9.1(g) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal. At the option of Buyer, the Parties shall negotiate in good faith during such period to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the Company Board shall take into account any revisions to the terms of this Agreement and the Asset Purchase Agreement proposed in writing by the Buyer or the Asset Buyer, as applicable, in response to a Notice of Adverse

Recommendation, a Notice of Superior Proposal or otherwise. Any amendment to such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 7.8(f); provided, however, that the five (5) calendar day requirement shall be changed to three (3) calendar days.

(g) Nothing in this Agreement shall restrict the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with Applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement.

7.9 Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Contemplated Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Contemplated Transactions.

7.10 Stockholder Litigation. Between the date of this Agreement and the Closing, the Company shall (i) provide prompt notice to Buyer of all stockholder litigation relating to this Agreement or the Contemplated Transactions, (ii) consult with Buyer regarding the defense and settlement of any litigation outstanding as of the date of this Agreement and (iii) give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Contemplated Transactions. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Company or any of its directors or executive officers by any Company Stockholder relating to this Agreement or the Contemplated Transactions or otherwise, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.11 Asset Purchase Agreement. During the period commencing on the date of this Agreement and ending on the Closing, the Company shall not approve any waiver, amendment, consent, approval or other modification of the Asset Purchase Agreement that would reasonably be expected to adversely affect the value of the Company and the investment advisory rights set forth in the Investment Advisory Agreement or the consummation, timing or certainty of the Contemplated Transactions, in each case without obtaining the express prior written consent of Buyer. The Company shall not, and shall not be permitted to, consummate the transactions contemplated by the Asset Purchase Agreement (including the Asset Purchase) without also consummating the Contemplated Transactions, unless (i) each of the Company Stockholder Approval and the Asset Purchase Stockholder Approval shall have been obtained, and (ii) one or more of the other conditions to Closing set forth in Section 8.1 and Section 8.3 have not been satisfied. If the Asset Buyer desires to acquire the equity interests of any of Arc Industries Holdings, Inc., Energy Hardware Holdings, Inc., Emerald Waste Holdings, Inc., and Technology Crops Holdings, Inc., each of which is a Subsidiary of the Company, in connection with the transfer to Asset Buyer pursuant to the Asset Purchase Agreement of any assets held by such Subsidiary, then the Company shall not transfer such equity interests without the prior written consent of the Buyer.

7.12 Company Benefit Plans. The Company shall deliver evidence reasonably satisfactory to Buyer that each Company Benefit Plan has been terminated effective as of immediately prior to the Closing. Effective on the Closing Date, Buyer shall, or shall cause its Affiliate to, offer group major medical and dental health coverage to each eligible person (including current Company Employees and their covered dependents as well as all “qualified beneficiaries” who have elected, or are entitled to elect as of the Closing Date, continued coverage under Section 4980B of the Code) who participates in the Company’s group major medical and/or dental coverage (as applicable) as of the Closing Date (or are entitled under Code Section 4980B to elect continuation coverage as of the Closing Date), which coverage shall (i) be substantially similar to the coverage offered by Buyer as of the Closing Date to a similarly situated employee of Buyer, in terms of cost to employee and coverage, and (ii) continue for the period for which the Company would have had to have continued such coverage under Code Section 4980B absent the Company’s termination of its group health plans as of the Closing Date. For each employee who does not become a Continuing Company Employee, the premiums of such continued coverage under Section 4980B of the Code (“COBRA Coverage”) shall be borne by the Company for the “severance period” set forth in the Employment Agreement or retention plan for such employee. In the event the major medical COBRA Coverage offered by Buyer does not offer a coverage option that is reasonably equivalent to the major medical coverage offered by the Company prior to the Closing Date and a former employee of the Company (or his or her dependent) who does not become a Continuing Company Employee (i) selects Buyer’s major medical COBRA Coverage option most comparable to the major medical coverage offered by the Company prior to the Closing Date and (ii) incurs annual out-of-pocket costs during the applicable “severance period” which are materially in excess of those out-of-pocket costs which he would have incurred under the major medical plan offered by the Company prior to the Closing Date, then Buyer shall cause the Company to reimburse such excess expense for such employee. The premiums of continued term life insurance coverage to be borne by the Company for the “severance period” set forth in the Employment Agreement or retention plan for any employee who does not become a Continuing Company Employee shall not be required to exceed 150% of the term life insurance premium paid by the Company prior to the Closing Date.

7.13 Transition Matters. Buyer hereby acknowledges that the Asset Purchase Agreement includes a provision regarding post-Closing cooperation of the parties thereto reasonably necessary to effect the transactions contemplated thereby, and Buyer hereby covenants and agrees that it shall, in its capacity as investment adviser of the Company following the Closing, cause the Company to take such actions as may be reasonably necessary to satisfy any applicable post-Closing cooperation or other covenant set forth in the Asset Purchase Agreement. Without in any way limiting the foregoing, Buyer acknowledges and agrees that, if any Restricted Asset (as defined in the Asset Purchase Agreement) exists on the Closing Date, such Restricted Asset shall remain with the Company unless and until the applicable consent is obtained. Buyer, in its capacity as investment adviser of the Company after Closing, shall cause the Company to cooperate with Asset Buyer in the manner and to the extent required by the Asset Purchase Agreement in continuing efforts to obtain each consent required in order to transfer the Restricted Asset to Asset

Buyer to the extent required by the Asset Purchase Agreement. If any such consent is obtained after the Closing Date, Buyer, in its capacity as investment adviser to the Company, shall, solely to the extent required by the Asset Purchase Agreement, cause the Company to convey, transfer, assign and deliver the applicable Restricted Asset to Asset Buyer as soon as reasonably practicable following receipt of the relevant consent. Pending the obtaining of any required consent relating to any Restricted Asset, solely to the extent required by the Asset Purchase Agreement, Buyer shall cause the Company to cooperate with Asset Buyer to the extent and in the manner required by the Asset Purchase Agreement to provide to Asset Buyer the full benefits (including economic) and rights of ownership of the Restricted Assets. In addition, prior to the receipt of such required consent, to the extent required by the Asset Purchase Agreement, Buyer shall cause the Company to take action, refrain from taking action, vote or abstain from voting with respect to any Restricted Asset, as directed by Asset Buyer.

7.14 Calculations of Pro Forma Net Asset Value and Investment Company Taxable Income.

(a) No later than five (5) Business Days prior to Closing, the Company shall deliver to Buyer a certificate of a duly elected officer of the Company certifying:

(i) if the Closing Date is on or prior to July 31, 2018, (A) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit D, of the net asset value of the Company as of June 30, 2018, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit D (the “June 30 Pro Forma NAV”), and (B) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit E, of the investment company taxable income of the Company as of June 30, 2018, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit E attached hereto (the “June 30 Pro Forma ICTI”); and

(ii) if the Closing Date is on or after August 1, 2018 but prior to October 1, 2018, (A) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit D, of the net asset value of the Company as of the most recently completed calendar month, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit D (the “Interim Pro Forma NAV”), and (B) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit E, of the investment company taxable income of the Company as of the most recently completed calendar month, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit E attached hereto (the “Interim Pro Forma ICTI”); and

(iii) if the Closing Date is on or after October 1, 2018, (A) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit D, of the net asset value of the Company as of September 30, 2018, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit D (the “September 30 Pro Forma NAV”), and (B) a good faith calculation, substantially in the form of the estimated calculation attached hereto as Exhibit E, of the investment company taxable income of the Company as of September 30, 2018, which shall be prepared on a pro forma basis after giving effect to the transactions contemplated by the Asset Purchase Agreement, the payment by the Company of all Company Transaction Expenses and the other adjustments set forth in Exhibit E attached hereto (the “September 30 Pro Forma ICTI”).

(b) Together with the certificate to be delivered by the Company to Buyer pursuant to Section 7.14(a), the Company will provide Buyer with (i) reasonable supporting documentation for the amounts and calculations set forth therein, including reasonable detail as to the computations thereof and monthly financial statements for the calendar months between the date of this Agreement and the Closing, and (ii) reasonable access to the Company’s personnel and its representatives and advisors in order to discuss such calculation. If Buyer disagrees with any item set forth in such certificate, it may provide comments to the Company, and the Company and Buyer will use their best efforts to resolve in good faith any such disagreements prior to the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Contemplated Transactions. The respective obligations of the Parties to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval and the Asset Purchase Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. Each Company Regulatory Approval listed on Schedule 8.1(b)(i) and each Buyer Regulatory Approval listed on Schedule 8.1(b)(ii) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c) Registered Investment Adviser. Buyer shall be registered as an investment adviser under the Investment Advisers Act.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Contemplated Transactions shall be in effect.

(e) HSR Act. Any applicable waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated.

(f) Asset Purchase. The closing under the Asset Purchase Agreement shall have occurred.

(g) No Governmental Entity Litigation. There shall be no pending suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the Contemplated Transactions, seeking to restrain or prohibit the consummation of the Contemplated Transactions or seeking to obtain from the Company or Buyer any damages that are material in relation to the Company and its Subsidiaries taken as a whole, or (ii) seeking to prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries.

8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Contemplated Transactions is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.4, and without giving effect to the impact of the consummation of the Asset Purchase, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than any obligations to be performed by the Company under Section 7.8, which the Company shall have performed in all respects); and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect or occurrence, change, event, effect or development that, individually or in combination with any other occurrence, change, event, effect or development, is or could reasonably be expected to result in, a Material Adverse Effect shall have occurred.

(d) Payoff Letter. The Company shall have delivered to Buyer the Payoff Letter, in form and substance reasonably satisfactory to Buyer.

(e) SBA Payoff. Unless the approval of the SBA has been obtained in connection with the Contemplated Transactions in a manner that would allow the SBA Debentures to remain outstanding in accordance with their respective terms, the Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the payoff of the SBA Debentures in accordance with SBA regulations.

(f) Retail Notes. Buyer shall have received evidence of the repayment and cancellation of, or adequate security (in the form of funds deposited into an escrow account with the trustee, as required under the Indenture) for the repayment of, the Retail Notes in form reasonably satisfactory to Buyer.

(g) Board and Officer Resignations. The Company shall have received resignation letters duly executed by each director and officer of the Company and its Subsidiaries, to be effective as of the date of Closing, as members of the Company Board or officers of the Company or its Subsidiaries, as applicable.

(h) Classified Board of Directors. The Company Board shall have approved and otherwise taken all actions necessary under the MGCL and otherwise for the Company Board, effective as of the Closing Date, to be divided into three equal, or nearly equal, classes (each, a “Director Class”) of directors to hold office for staggered terms of three years each.

(i) Board Elections. The Company Board shall have approved (i) the election of, effective as of the Closing Date, the directors identified by Buyer to the Company in writing prior to the initial filing of the Proxy Statement with the SEC and (ii) the appointment or assignment of each such director to a Director Class selected by Buyer.

(j) Change of Company Name. The Company Board shall have approved a change of the name of the Company to Barings BDC, Inc. pursuant to Section 2-605(1) of the MGCL.

(k) Pro Forma NAV. The applicable Pro Forma NAV shall be no less than $545,000,000.

(l) Pro Forma ICTI. The applicable Pro Forma ICTI shall be no more than $15,000,000.

(m) Management Agreements. The Company shall have entered into the Management Agreements, effective as of the date of Closing.

8.3 Conditions to Obligations of Company. The obligation of the Company to effect the Contemplated Transactions is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.4, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officers or the Chief Financial Officers of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officers or the Chief Financial Officers of Buyer to such effect.

8.4 Standard. No representation or warranty of the Company contained in Article IV or of Buyer contained in Article V shall be deemed untrue, inaccurate or incorrect for purposes of Section 8.2(a) or 8.3(a), as applicable, under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or Buyer, as applicable (disregarding for purposes of this Section 8.4, except in the case of Section 4.8, all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (i) Sections 4.2(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 4.2(a) or (b), respectively, taken as a whole), and (ii) Sections 4.1(a), 4.3(a), 4.3(b)(i), 4.7, and 4.17, in the case of the Company, and Sections 5.1(a), 5.2(a), 5.3(b)(i) and 5.5, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

8.5 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual consent of the Company and Buyer, in a written instrument duly authorized by the Company and Buyer;

(b) by either the Company or Buyer, if any Governmental Entity that must grant a Company Regulatory Approval listed on Schedule 8.1(b)(i) or Buyer Regulatory Approval listed on Schedule 8.1(b)(ii) has denied approval of the Contemplated Transactions and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions;

(c) by either the Company or Buyer, if the Contemplated Transactions shall not have been consummated on or before October 5, 2018 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d) the Company or Buyer, at any time prior to the Closing, in the event that the Company shall have failed to obtain the Company Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the Company Matters; or

(e) by either the Company or Buyer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(f) by Buyer, (i) within ten (10) Business Days after the Company Board shall have effected an Adverse Recommendation Change prior to receipt of the Company Stockholder Approval, or (ii) in the event the Company Board has approved, or authorized the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to a Competing Proposal.

(g) by the Company, in the event that:

(i) (A) the Company shall have received a Superior Proposal, (B) subject to the Company’s obligations under Section 7.8(f), the Company Board or any authorized committee thereof shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (C) concurrently with the termination of this Agreement, the Company pays Buyer the Termination Fee contemplated by Section 9.4 and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available unless the Company simultaneously terminates the Asset Purchase Agreement; or

(ii) the Company Board or any authorized committee thereof shall have effected an Adverse Recommendation Change in accordance with the terms of Section 7.8.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer, as provided in Section 9.1, this Agreement shall become void and have no effect, and none of the Company, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (i) Sections 7.2(c), 9.2, 9.3, 9.4, and Article X shall survive any termination of this Agreement, and (ii) except as provided in Section 10.9(c), neither Company nor Buyer shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement. For all purposes of this Agreement, “knowing and intentional breach” means an act or failure to act undertaken by the breaching party who had actual knowledge, or should have had knowledge, and intention that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of the Agreement.

9.3 Fees and Expenses. All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such fees or expenses; provided, that the costs and expenses of preparing, filing, printing and mailing the Proxy Statement (including reasonable legal, accounting and other expenses of the Company), and all other filing fees and amounts paid to the SEC in connection with the Contemplated Transactions, shall be split equally by Buyer, Asset Buyer and the Company and the fees of any HSR Act filing shall be borne by Buyer.

9.4 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(g) then, provided that Buyer was not in material breach of its representations, warranties, covenants or agreements hereunder at the time of termination, the Company will pay to Buyer, or to its designee within (x) two (2) Business Days in the event of termination pursuant to Section 9.1(f) or (y) immediately prior to the time of termination by the Company in the event of termination pursuant to Section 9.1(g), a fee in an amount equal to $6,000,000 (such amount, the “Termination Fee”) to an account or accounts designated in writing by Buyer. The right of the Buyer to receive the Termination Fee under this Section 9.4(a) shall be Buyer’s sole recourse in connection with termination of this Agreement pursuant Section 9.1(f) or Section 9.1(g), except in the circumstance where, at the time of termination of this Agreement under Section 9.1(f) or Section 9.1(g), the Buyer had the legal right to terminate this Agreement under Section 9.1(e) as a result of a knowing and intentional breach of this Agreement by the Company.

(b) In the event that (i) a Competing Proposal shall have been made or proposed to the Company (and publicly disclosed to the Company Stockholders) or otherwise publicly announced, (ii) this Agreement is validly terminated by either Buyer or the Company pursuant to Section 9.1(c) or (d) or is terminated by Buyer pursuant to Section 9.1(e) (as a result of a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the Company), and (iii) within twelve (12) months following the date of such termination, the Company enters into an agreement for or relating to, and consummates, a Competing Proposal, or otherwise consummates any Competing Proposal (whether or not such Competing Proposal is the same Competing Proposal referred to in clause (i), but in each case for purposes of this Section 9.4(b), the references “twenty percent (20%)” in the definition of Competing Proposal shall be deemed references to “fifty percent (50%)”), the Company will pay to Buyer, or to Buyer’s designee, the Termination Fee within three (3) Business Days of the date on which the Company enters into such agreement or consummates such Competing Proposal. The right of the Buyer to receive the Termination Fee under this Section 9.4(b) shall be Buyer’s sole recourse in connection with termination of this Agreement pursuant to Section 9.1(c), (d) or (e) (as a result of a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the Company), except (x) in the case that Buyer has the right to receive payment of Buyer Expenses in the circumstances described in Section 9.4(c) (the full amount of which shall be offset against any Termination Fee payable under this Section 9.4(b)), and (y) for termination of this Agreement by Buyer pursuant to Section 9.1(e) as the result of a knowing and intentional breach of this Agreement by the Company. For the avoidance of doubt, in no event shall the Company be obligated to pay a Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(e) (as a result of a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the Company), the Company shall pay to Buyer, or to its designee, within two (2) Business Days of the termination of the Agreement an amount in cash equal to that required to reimburse Buyer and its Affiliates for the Buyer Expenses to an account or accounts designated in writing by Buyer; provided, however, that if (i) Buyer is otherwise entitled to terminate the Agreement pursuant to Section 9.1(f), or (ii) the Company is otherwise entitled to terminate the Agreement pursuant to Section 9.1(g), this Section 9.4(c) shall not be applicable, and the Termination Fee shall be payable pursuant to Section 9.4(a). To the extent that Buyer Expenses are paid and the Termination Fee is subsequently due pursuant to Section 9.4(b), the amount of Buyer Expenses actually paid shall be deducted from the amount due pursuant to the Termination Fee.

(d) The Parties acknowledge and hereby agree that in no event shall the Company be required to pay a Termination Fee on more than one occasion, and that only a single Termination Fee, if payable, shall be paid to Buyer.

(e) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Contemplated Transactions, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Buyer, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the Parties would not enter into this Agreement, and (iv) in the event that the Company shall fail to pay the Termination Fee or the Buyer Expenses pursuant to this Section 9.4 when due, and, in order to obtain such payment, Buyer commences a suit that results in a final, non-appealable judgment against the Company, the Company shall pay to Buyer costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee or Buyer Expenses (as applicable) at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment.

9.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the Buyer Board and the Company Board, at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there may not be, without further approval of such Company Stockholders, any amendment of this Agreement that requires further approval under Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.6 Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by the Buyer Board and the Company Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the matters set forth in Section 7.5 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

10.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company, to:

Triangle Capital Corporation

3700 Glenwood Avenue, Suite 530

Raleigh, NC 27612

Attention: E. Ashton Poole

e-mail: apoole@tcap.com

with a copy to:

Eversheds Sutherland (US) LLP

700 Sixth St., NW

Washington, DC 20001

Attention:

Harry Pangas, Esq.

e-mail: harrypangas@eversheds-sutherland.com

and

Douglas Leary, Esq.

e-mail: dougleary@eversheds-sutherland.com

and

(b) if to Buyer, to:

Barings LLC

300 S. Tryon Street, Suite 2500

Charlotte, NC 28202

Attention: Eric Lloyd

e-mail: eric.lloyd@barings.com

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention:

Carl de Brito, Esq.

e-mail: carl.debrito@dechert.com

and

Richard Goldberg, Esq.

e-mail: richard.goldberg@dechert.com

The Company shall provide a copy of any notices that it receives from or delivers to Asset Buyer under the Asset Purchase Agreement to Buyer concurrently with receipt or delivery of such notice, as applicable.

10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any Applicable Law.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Investment Advisory Agreement, the Administration Agreement, the Registration Rights Agreement and Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Investment Advisory Agreement, the Administration Agreement, the Registration Rights Agreement and the Confidentiality Agreement.

10.6 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in any federal or state court located in the State of Maryland. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Contemplated Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Publicity. Neither the Company nor Buyer shall, nor shall they permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Buyer; provided, however, that any Party may, without the prior consent of the other Parties (but after prior consultation with the other Parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

10.8 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that Buyer will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Closing to any of its Affiliates; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Except as provided in Section 7.5 only, Buyer and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or obligations set forth in this Agreement, the Company shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.9(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.9(b) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.9(b) or anything set forth in this Section 10.9(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary set in this Section 10.9, the Parties expressly acknowledge and agree that the remedies set forth in Section 9.4 shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(c), (d), (e), (f) or (g). To the extent Buyer is entitled to receive the Termination Fee or reimbursement of Buyer Expenses, except as otherwise provided in Section 9.4, the receipt of such amounts shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyer or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer or any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.

10.10 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRIANGLE CAPITAL CORPORATION

By:	/s/ E. Ashton Poole
Name: E. Ashton Poole
Title: Chairman & CEO

BARINGS LLC

By:	/s/ Thomas Finke
Name: Thomas Finke
Title: Chairman & CEO

Signature Page